Filed Pursuant to Rule 424(b)(7)

Registration No. 333-273287

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated May 3, 2024)

BITCOIN DEPOT INC.

This prospectus supplement updates the prospectus filed July 17, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-273287), as amended by Post-Effective Amendment No. 2 on Form S-3 filed with the Commission on August 19, 2024, relating to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to (i) 79,185,345 shares of Class A common stock, (ii) 43,848,750 shares of Class A common stock underlying Warrants and (iii) 12,223,750 Warrants to purchase Class A common stock.

In May 2025, the Company entered a series of transactions to simplify its organizational and capital structure by eliminating its former “Up-C” structure. Following these transactions, the public stockholders continued to hold their shares of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and/or warrants to purchase Class A Common Stock (“Company Warrants”), while Mr. Brandon Mintz, the Company’s Founder and Chief Executive Officer, and affiliated entities hold shares of Class M common stock directly in the Company and no longer hold limited liability company interests (the “BT HoldCo Common Units”) of BT Holdco LLC, the direct holding company for the principal operating subsidiary of the Company (“BT HoldCo”). The Class M shares received by the entities affiliated with Mr. Mintz entitle Mr. Mintz and those entities, via 1:1 exchange of Class M shares, to the same number of shares of Class A Common Stock they were indirectly entitled to as stockholders of BT Assets under the Company’s organizational documents prior to the restructuring transactions described above. This prospectus supplement is being filed solely to name the stockholders of BT Assets, Inc. (“BT Assets”) as selling stockholders as opposed to BT Assets itself. For additional information see the Current Report on Form 8-K filed by the Company on May 30, 2025.

Our Chief Executive Officer, Brandon Mintz, owns a majority of the voting power of our issued and outstanding Common Stock (as defined in the Prospectus). As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 31, 2025.

SELLING SECURITYHOLDERS

The table of Selling Stockholders in the Prospectus, as it relates to the shares of Class A common stock in our Company held by or issuable via 1:1 exchange of Class M shares to Brandon Mintz, BD Investments Holdings LLC and BD Investments Holdings II LLC, is hereby updated through the date of this prospectus supplement and amended and supplemented to reflect the below.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Class A common stock and Private Placement Warrants with respect to which the Selling Securityholders have sole or shared voting and investment power.

Name	Shares of Class A common stock				Warrants to Purchase Common Stock**
	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering*	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Brandon Mintz(1)	184,166	184,166	419,956	—	—	—	—	—
BD Investment Holdings LLC2)	1,176,854	1,176,854	—	—	—	—	—	—
BD Investment Holdings II LLC (3)	39,974,977	39,974,977	—	—	—	—	—	—

*	Less than 1%.
**	Does not include beneficial ownership of Public Warrants.

(1)

Consists of 142,973 shares of Class A common stock held by directly by Brandon Mintz, a U.S. citizen, and 41,193 shares of Class A common stock issuable upon sale of 41,193 shares of Class M Common Stock being offered hereunder. Shares owned after the offering consist of 235,790 shares of Class A common stock that vested July 1, 2025 in connection with the vesting Mr. Mintz’s RSU awards. Mr. Mintz is Bitcoin Depot’s President and Chief Executive Officer and has served as Chairman of the board of directors of Bitcoin Depot since the closing of its original business combination. The address of Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(2)

Mr. Mintz is the managing member of BD Investment Holdings LLC and holds voting and dispositive power of shares owned by the entity. Consists of 1,176,854 shares of Class A common stock issuable upon sale of 1,176,854 shares of Class M Common Stock. The address of BD Investment Holdings LLC is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(3)

Mr. Mintz is the managing member of BD Investment Holdings II LLC and holds voting and dispositive power of shares owned by the entity. Consists of 39,974,977 shares of Class A common stock issuable upon sale of 39,974,977 shares of Class M Common Stock. The address of BD Investment Holdings LLC is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.